EXHIBIT 10.4


                              SHARE AWARD AGREEMENT

      This SHARE AWARD AGREEMENT ("Share Award") is dated as of October 2, 2002 and is effective as of October 1, 2002 (the "Date of Grant") by and between Interstate Bakeries Corporation, a Delaware corporation ("IBC"), and Mr. Charles
A. Sullivan, a director of IBC (the "Grantee").

      Capitalized terms which are used in this Share Award that have not been defined have the definitions provided in IBC's 1996 Stock Incentive Plan (the "Plan") in effect as of the date of this Share Award. A copy of the Plan is available upon request from IBC.


                                    Recitals

     A. IBC previously employed the Grantee, as Chairman of the Board and Chief Executive Officer, pursuant to the terms of an Employment Agreement dated March 1, 1989, as amended by a Memorandum of Agreement dated May 16, 1991 and a Restated Memorandum of Agreement dated July 22, 1992 (as amended, the "Employment Agreement").

     B. The Grantee previously announced his decision to retire effective September 30, 2002 and, as of that date, the Grantee was no longer an employee or an officer of IBC or any of its affiliates.

     C. In connection with reviewing IBC's executive compensation levels and the anticipated retirement of the Grantee, IBC's compensation committee hired the executive compensation consulting firm of Pearl Meyer & Partners ("Pearl Meyer") to among other things evaluate IBC's retirement benefit and executive compensation programs, including its current CEO compensation level, as compared to the programs of similar companies in IBC's peer group.

     D. The report of Pearl Meyer indicated that the CEO compensation level of IBC's CEO for the most recent few years was below the average compensation level for CEOs of similar companies in IBC's peer group and that general retirement benefits provided by IBC relative to the market place were totally inadequate in connection with the Grantee, especially in light of Grantee's overall performance and contribution to the growth, profitability and shareholder value of IBC in difficult times.

     E. The Grantee has advised IBC and its affiliates (the "Companies") that he intends to exercise his option as provided in Paragraph 1 of the Employment Agreement to convert the Employment Agreement to a consulting agreement.

     F. The Compensation Committee of IBC has taken into account the past and future services provided by the Grantee and as a condition to remaining on as a director, serving as the Chairman of the Board, accepting such extended position with the Companies and agreeing to all the terms and conditions of the Consulting Agreement, including the confidentiality and non-competition provisions and the termination of the Employment Agreement effective on September 30, 2002, the Grantee has required that IBC (in



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addition entering into the Consulting Agreement) issue to Grantee 133,000 shares
(the "Shares") of Common Stock (the "Award") as of the date of this Share Award and amend as of the date of the Consulting Agreement that certain Deferred Share Award Notice Agreement dated as of September 23, 1997 (the "First Award Notice") to provide for issuance of the shares of common stock granted under the First Award Notice to be issued by IBC as of the date hereof.


                                    Agreement

      In consideration of the mutual covenants contained in this Share Award, the sufficiency of which is hereby agreed and acknowledged, the parties agree as follows:

1.    Share Award

     (a) IBC hereby grants to the Grantee, subject to the terms and conditions of the Plan and the terms and conditions of this Share Award, the right to the Shares on the Date of Grant.

     (b) The Grantee's right to receive the Shares will be fully vested as of the Date of Grant and the Shares shall be issued to Grantee on the Date of Grant.

2.    Miscellaneous

     (a) The Grantee agrees to be bound by all of the terms and provisions of the Plan. The terms of the Plan as it presently exists, and as it may hereafter be amended, are deemed incorporated herein by reference, and any conflict between the terms of this Share Award and the terms and provisions of the Plan shall be resolved by the Committee, whose determination shall be final and binding on all parties. In general, and except as otherwise determined by the Committee, the provisions of the Plan shall be deemed to supersede the provisions of this Share Award to the extent of any conflict between the Plan and this Share Award.

     (b) Any notice hereunder to IBC shall be addressed to it at Interstate Bakeries Corporation, Compensation Committee, 12 East Armour Blvd., Kansas City, Missouri 64111, attention: Corporate Secretary, subject to the right of the Companies at any time hereafter to designate in writing a different address. Any notice hereunder to the Grantee shall be addressed to him at the address set forth under Grantee's signature, subject to the



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right of Grantee at any time hereafter to designate in writing a different address.

     (c) The Committee may at any time unilaterally amend the terms and conditions pertaining to the Award, provided, however, that any such amendment which is adverse to the Grantee shall require the Grantee's written consent. Any other amendment of this Share Award shall require a written agreement executed by both parties.

     (d) The terms and conditions contained in this Share Award, the Consulting Agreement and the First Award Notice constitute the entire understanding of the parties relating to this arrangement and supersede all previous communications, either oral or written, including the Employment Agreement.



      IN WITNESS WHEREOF, IBC has caused this Share Award to be executed by its duly authorized officer and the Grantee has executed this Share Award to be effective as of the Date of Grant.


                          INTERSTATE BAKERIES CORPORATION


                          By: /s/ Paul E. Yarick
                              ---------------------------
                              Paul E. Yarick
                              Vice President - Treasurer



                          ACCEPTED AND AGREED TO:


                          By: /s/ Charles A. Sullivan
                              ---------------------------
                              Charles A. Sullivan, Grantee

                          ADDRESS:  Charles A. Sullivan
                                    2120 West 117th Street
                                    Leawood, Kansas 66211




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